EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Second quarter 2020 Results

Sparta, Michigan – July 28, 2020 – ChoiceOne Financial Services, Inc. (NASDAQ:COFS), the parent company for ChoiceOne Bank and, as of July 1, 2020, Community Shores Bank, reported financial results for the quarter ended June 30, 2020.  The reported results for the second quarter of 2020 do not include the financial results for Community Shores Bank Corporation, which was merged with and into ChoiceOne on July 1, 2020.

As we continue to work through the challenges that many of our Michigan families, businesses and communities face due to the coronavirus pandemic, we have serious measures in place to keep our customers and employees safe,” said ChoiceOne CEO Kelly Potes. “Our branch offices are open, but we are continuing to emphasize using our online and mobile banking options. We are encouraging any of our customers who are facing a hardship to contact us immediately. ChoiceOne has deferred numerous mortgage and consumer loan and commercial loan payments. As an SBA lender, we continue to proactively work with our small business customers across West and Southeast Michigan to process their Paycheck Protection Program loans. Our strong capital and liquidity – along with our increased size and scale – continue to be valuable assets as we move forward during these challenging times for our customers.”

Financial Highlights

§	Net income of $4,431,000 in the second quarter of 2020 compared to $1,487,000 in the same period in 2019.
§	Diluted earnings per share of $0.61 compared to $0.41 per share in the second quarter of the prior year.
§	Excluding $462,000 in tax-effected merger expenses, net income in the second quarter of 2020 was $4,893,000 or $0.67 per diluted share.
§

Loans, net of allowance for loan losses grew $100.0 million and interest income related to loans grew 5.7% in the second quarter of 2020 compared to the first quarter of 2020.  Growth in loans and related fee income were boosted by loans originated as part of the Paycheck Protection Program.

§	ChoiceOne added $1,000,000 in provision for loan losses expense during the second quarter of 2020 and $1,775,000 in the first six months of 2020, much of which was related to the impact of COVID-19.
§	Total deposits grew $155.4 million or 13.2% in the second quarter of 2020.

ChoiceOne reported net income of $4,431,000 for the second quarter of 2020 compared to $1,487,000 in the same period in 2019. Diluted earnings per share were $0.61 in the second quarter of 2020 compared to $0.41 per share in the second quarter of the prior year. Excluding $462,000 in tax-effected merger expenses, net income for the second quarter of 2020 amounted to $4,893,000 or $0.67 per diluted share. Net income for the first six months of 2020 was $7,685,000 or $1.06 per diluted share, compared to $3,123,000 or $0.86 per diluted share in the first half of 2019. Net income for the first half of 2020, when adjusted to exclude $744,000 of tax-effected merger expenses, was $8,429,000 or $1.16 per diluted share.  The increases in net income as compared to prior periods in 2019 are largely due to ChoiceOne's merger with County Bank Corp., which was completed on October 1, 2019.  The total assets, loans and deposits acquired in the merger with County Bank Corp were approximately $712 Million, $424 million and $568 million, respectively.

“As we face these unprecedented times in our world and here at ChoiceOne, I am gratified and humbled to report very strong net income for the second quarter of 2020,” said Potes. “We completed the consolidation of Lakestone Bank & Trust into ChoiceOne Bank in May and expect to consolidate Community Shores Bank into ChoiceOne Bank later this year.”

Total assets grew to $1.5 billion as of June 30, 2020, compared to $1.4 billion as of March 31, 2020. Net loans grew $100.0 million in the second quarter of 2020 and interest income related to loans grew 5.7% in the second quarter of 2020 compared to the first quarter of 2020.  Growth in loans and related fee income was boosted by loans originated in the Paycheck Protection Program. ChoiceOne added $1,000,000 in provision for loan losses expense during the second quarter and $1,775,000 in the first six months of 2020, much of which was related to the impact of COVID-19.  Although ChoiceOne has not seen significant increases in charge-offs or delinquencies, we are continuing to monitor deferrals and economic indicators which may signify the need for increased provision for loan losses expense.  Total deposits grew $155.4 million or 13.2% in the second quarter of 2020.  A portion of this growth is related to the stimulus package included in the CARES Act as well as funds on deposit from the Paycheck Protection Program loans that were not fully utilized as of June 30, 2020.

Total noninterest income increased $2,820,000 in the second quarter of 2020 compared to the first quarter of 2020.  Gains on sales of loans increased due to lower interest rates encouraging refinancing activity.  Gains on sales of securities were higher in the second quarter of 2020 compared to the prior quarter as a result of a restructuring of ChoiceOne’s securities portfolio.  The change in the market value of equity securities was positive in the second quarter of 2020 compared to a negative balance in the first quarter of 2020 as declines that occurred in the first quarter were reversed in the second quarter.  Customer service charges declined in the second quarter of 2020 compared to the prior quarter due to the effect of the COVID-19 pandemic on customer activity levels.

Total noninterest expense increased $1,734,000 in the second quarter of 2020 compared to the first quarter of 2020. Much of the increase was caused by expenses related to the consolidation of ChoiceOne Bank and Lakestone Bank & Trust in May 2020 and the merger between ChoiceOne and Community Shores Bank Corporation completed on July 1, 2020. The combined organization will be the 12th largest bank holding company in Michigan based on asset size, with approximately $1.7 billion in assets as of June 30, 2020 and 33 offices across West and Southwest Michigan.  ChoiceOne Bank and Community Shores Bank are expected to be consolidated in the fourth quarter of 2020 and the consolidated bank will operate under the ChoiceOne name.

“These are certainly unusual times for our country, our state and our banks,” said Potes. “We believe our recent mergers have given us the increased size and scale to move through these unprecedented times with the ability to continue our pursuit for efficiencies and new growth opportunities in our expanded network across West and Southest Michigan.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank and Community Shores Bank.  Members FDIC.  ChoiceOne Bank operates 29 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties.  Community Shores Bank operates 4 offices in Muskegon and Ottawa counties.  ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc.  For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to net income and net income per diluted share, each excluding tax-effected merger expenses, which are financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, including without limitation the impact of the global coronavirus outbreak (COVID-19). Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, employees, and third-party service providers.  The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A in ChoiceOne Financial Services, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In thousands)	06/30/2020	03/31/2020	06/30/2019
Cash and Cash Equivalents	$66,791	$45,471	$13,687
Securities	381,085	370,936	169,365
Loans Held For Sale	10,860	7,385	2,194
Loans to Other Financial Institutions	49,895	39,421	28,950
Loans, Net of Allowance For Loan Losses	906,782	806,787	392,426
Premises and Equipment	23,971	24,087	15,502
Cash Surrender Value of Life Insurance Policies	32,363	32,171	15,090
Goodwill	52,593	52,593	13,728
Core Deposit Intangible	5,299	5,653	-
Other Assets	19,125	13,986	7,555

Total Assets	$1,548,764	$1,398,490	$658,497

Noninterest-bearing Deposits	$396,625	$283,434	$149,320
Interest-bearing Deposits	932,221	889,965	412,456
Borrowings	10,179	23,188	7,216
Other Liabilities	7,767	6,101	3,842

Total Liabilities	1,346,792	1,202,688	572,834

Shareholders' Equity	201,972	195,802	85,663

Total Liabilities and Shareholders’ Equity	$1,548,764	$1,398,490	$658,497

Condensed Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
(In Thousands, Except Per Share Data)	06/30/2020	3/31/2020	06/30/2019	06/30/2020	06/30/2019
Interest Income
Loans, including fees	$10,821	$10,242	$5,390	$21,063	$10,670
Securities and other	2,042	2,419	1,164	4,461	2,361
Total Interest Income	12,863	12,661	6,554	25,524	13,031

Interest Expense
Deposits	898	1,385	924	2,283	1,775
Borrowings	86	138	129	224	259
Total Interest Expense	984	1,523	1,053	2,507	2,034

Net Interest Income	11,879	11,138	5,501	23,017	10,997
Provision for Loan Losses	1,000	775	-	1,775	-

Net Interest Income After Provision for Loan Losses	10,879	10,363	5,501	21,242	10,997

Noninterest Income
Customer service charges	1,402	1,845	1,148	3,247	2,181
Insurance and investment commissions	153	126	74	279	137
Gains on sales of loans	2,997	1,743	489	4,740	735
Gains on sales of securities	1,342	2	2	1,344	3
Trust income	202	170	-	372	-
Earnings on life insurance policies	191	192	95	383	191
Change in market value of equity securities	443	(389)	80	54	266
Other income	22	243	141	265	273
Total Noninterest Income	6,752	3,932	2,029	10,684	3,786

Noninterest Expense
Salaries and benefits	6,360	5,128	2,870	11,488	5,647
Occupancy and equipment	1,359	1,270	741	2,629	1,512
Data processing	1,568	1,484	582	3,052	1,138
Professional fees	914	762	678	1,676	1,195
Other expenses	1,949	1,772	891	3,721	1,604
Total Noninterest Expense	12,150	10,416	5,762	22,566	11,096

Income Before Income Tax	5,481	3,879	1,768	9,360	3,687
Income Tax Expense	1,050	625	281	1,675	564

Net Income	$4,431	$3,254	$1,487	$7,685	$3,123

Basic Earnings Per Share	$0.61	$0.45	$0.41	$1.06	$0.86
Diluted Earnings Per Share	$0.61	$0.45	$0.41	$1.06	$0.86

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations.

	Three Months Ended		Six Months Ended
(In Thousands, Except Per Share Data)	06/30/2020	06/30/2019	06/30/2020	06/30/2019
Income before income tax	$5,481	$1,768	$9,360	$3,687
Adjustment for merger costs	517	350	819	588
Adjusted income before income tax	$5,998	$2,118	$10,179	$4,275

Income tax expense	$1,050	$281	$1,675	$564
Tax impact on adjustment for merger costs	55	-	75	15
Adjusted income tax expense	$1,105	$281	$1,750	$579

Net income	$4,431	$1,487	$7,685	$3,123
Adjusted net income	$4,893	$1,837	$8,429	$3,696

Basic earnings per share	$0.61	$0.41	$1.06	$0.86
Diluted earnings per share	$0.61	$0.41	$1.06	$0.86
Adjusted basic earnings per share	$0.67	$0.51	$1.16	$1.02
Adjusted diluted earnings per share	$0.67	$0.50	$1.16	$1.02